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                                  Exhibit 21.1

                                  Subsidiaries
                                  ------------

PainCare, Inc.
PainCare Management Services, Inc.
Advanced Orthopaedics of South Florida, Inc.
Pain and Rehabilitation Network, Inc.
Rothbart Pain Management Clinic, Inc.
PainCare Surgery Centers, Inc.